Exhibit 21.1

SUBSIDIARIES OF TRINET GROUP, INC.

Company Name	DBA/AKA	Incorporation Jurisdiction
210 Park Avenue Holding, Inc.		Oklahoma
Accord Human Resources 12, Inc.		Florida
Accord Technology, LLC		Oklahoma
Ambrose Advisory Services, LLC		New York
App7, Inc.	ExpenseCloud	Delaware
Archimedes Risk Solutions, Ltd.		Bermuda
Gevity Insurance Agency, Inc.		Delaware
Mosaic By Accord, LLC		Oklahoma
SOI Employee Benefit Trust		North Carolina
SOI Holdings, Inc.		Delaware
SOI, Inc.		Delaware
TriNet Employee Benefit Insurance Trust		California
TriNet Employer Group Canada, Inc.	TriNet	Ontario
TriNet Holdings A, Inc.		Delaware
TriNet Holdings B, Inc.		Delaware
TriNet HR I, Inc.	Accord	Oklahoma
TriNet HR II, Inc.	Amlease	Delaware
TriNet HR II Holdings, Inc.	Strategic Outsourcing	Delaware
TriNet HR II-A, Inc.	SOI-23	Florida
TriNet HR III, Inc.	TriNet	California
TriNet HR III-A, Inc.	TriNet	Delaware
TriNet HR III-B, Inc.	TriNet	Delaware
TriNet HR IV, LLC	Ambrose	New York
TriNet HR XI, Inc.	TriNet	Delaware
TriNet Insurance Brokerage, Inc.		Delaware
TriNet Insurance Services, Inc.		California
TriNet Professional Employer Services, Inc.		Delaware
TriNet USA, Inc.		Delaware